AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series
of Shares of Beneficial Interest Without Par Value
(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended and restated on October 19, 1988, September 19, 2000, March 19, 2002 and September 16, 2002 (the “Declaration of Trust”), hereby further divide the shares of the Trust into an additional series of shares of beneficial interest known Global Growth and Income Fund (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

Upon the effective date of this Instrument, the Trust shall have established and designated a total of 14 series of shares of beneficial interest, with each such series comprised of three Classes of shares: Class 1, Class 2 and Class 3.

Pursuant to Section 9.3 of the Declaration of Trust, the aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholder of the Trust in order to conform the Trust to the requirements of applicable federal laws and regulations.

The foregoing shall be effective as of the date set forth below.

/s/ Lee A. Ault
Lee A. Ault III, as Trustee

/s/ H. Frederick Christie
H. Frederick Christie, as Trustee

/s/ Joe E. Davis
Joe E. Davis, as Trustee

/s/ James K. Dunton
James K. Dunton, as Trustee

/s/ Martin Fenton
Martin Fenton, as Trustee

/s/ Leonard R. Fuller
Leonard R. Fuller, as Trustee

/s/ Mary Myers Kauppila
Mary Myers Kauppila, as Trustee

/s/ Donald D. O’Neal
Donald D. O’Neal, as Trustee

/s/ Kirk P. Pendleton
Kirk P. Pendleton, as Trustee

Dated: March 14, 2006